NORWOOD FINANCIAL CORP
ANNOUNCES CASH DIVIDEND

HONESDALE, PENNSYLVANIA – JUNE 17, 2016

Lewis J. Critelli, President and Chief Executive Officer of Norwood Financial Corp (NWFL) and its subsidiary Wayne Bank announced that the Board of Directors declared a $.31 per share cash dividend payable August 1, 2016 to shareholders of record as of July 15, 2016.  The $.31 per share equals the per share dividend declared in the prior quarter and the second quarter of last year.
Mr. Critelli commented, “The Board is extremely pleased to provide our shareholders with this quarterly dividend.  It reflects the Company’s financial strength and strong capital position, which has contributed to a solid performance while operating in a very challenging economic environment.”
Norwood Financial Corp, through its subsidiary, Wayne Bank operates fifteen offices in Northeastern Pennsylvania.  As of March 31, 2016, Norwood had total assets of $760.1 million, loans outstanding of $565.8 million, total deposits of $560.5 million and total capital of $102.7 million.  The Company’s stock is traded on the Nasdaq Global Market under the symbol “NWFL”.
As reported on March 10, 2016, Norwood and Delaware Bancshares, Inc., the holding company for NBDC Bank, Walton, New York, have entered into a definitive merger agreement whereby Norwood will acquire Delaware in a stock and cash transaction.  The transaction will extend Norwood’s footprint into neighboring Sullivan and Delaware Counties, New York, and will result in a combined company with over $1.0 billion in total assets and 27 offices throughout four counties in Northeastern Pennsylvania and two neighboring counties in Southwestern New York.  The transaction is expected to close in the third quarter of 2016 pending regulatory approvals, the approval of Delaware’s shareholders and satisfaction of customary closing conditions.
Forward-Looking Statements.
The foregoing material may contain forward-looking statements.  We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and therefore readers should not place undue reliance on any forward looking statements.  Those risks and uncertainties include changes in federal and state laws, changes in the absolute and relative levels of interest rates, the ability to control costs and expenses, demand for real estate, costs associated with cybercrime, general economic conditions and the effectiveness of governmental responses thereto.  Norwood Financial Corp. does not undertake and specifically disclaims any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

CONTACT:           William Lance
                               Executive Vice President and Chief Financial Officer
NORWOOD FINANCIAL CORP
(570) 253-8505
www.waynebank.com